Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Form N-14 of Centre Funds and to the use of our report dated December 30, 2014 on the financial statements and financial highlights of the Total Return U.S. Treasury Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc., and ISI Strategy Fund, Inc. Such financial statements and financial highlights appear in the October 31, 2014 Annual Report to Shareholders that is incorporated by reference into the Proxy Statement/Prospectus and Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 3, 2015